DEGOLYER AND MACNAUGHTON
5151 SAN FELIPE
SUITE 950
HOUSTON, TEXAS 77056

January 10, 2014

Saratoga Resources, Inc.
3 Riverway, Suite 1810
Houston, TX 77056

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Saratoga Resources, Inc. of our report, dated December 11, 2013, related to the oil and gas reserves of Saratoga Resources, Inc. which appears in the Current Report on Form 8-K of Saratoga Resources, Inc. filed on December 13, 2013.

We also consent to reference to our firm as it appears under the caption "Experts" in said registration statement.

Very truly yours,

DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716